Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2015 FINANCIAL RESULTS AND HIGHLIGHTS

WALLA WALLA, Wash., November 12, 2015 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for fiscal year 2015 and fourth quarter ended September 30, 2015.

Fiscal 2015
Net sales for fiscal 2015 were $102.9 million, a decrease of $15.3 million, or 13% compared to the $118.3 million reported for fiscal 2014. The Company reported a net loss for fiscal 2015 of $5.0 million, or $0.80 per diluted share, compared to a net loss of $5.4 million, or $0.86 per diluted share, for fiscal 2014.

For the 2015 fiscal year, gross profit was $28.8 million, compared to $34.3 million for fiscal 2014, or 28.0% and 29.0%, respectively, of net sales.

Operating expenses for the year ended September 30, 2015 were $36.2 million, or 35.2% of net sales, compared to $42.3 million, or 35.8% of net sales, for fiscal 2014.

Fourth Quarter
Net sales for the three months ended September 30, 2015 were $30.4 million, a decrease of $2.2 million, or 7%, compared to the $32.6 million reported for the same quarter last year. The Company reported a net loss for the fourth quarter of $1.5 million, or $0.24 per diluted share, compared with a net loss of $0.1 million, or $0.01 per diluted share, in the same period a year ago.

Gross profit for the fourth quarter of fiscal 2015 was $8.4 million compared to $9.7 million in the corresponding period last year, or 27.6% compared to 29.8%, respectively, of net sales.

Operating expenses for the quarter ended September 30, 2015 were $10.2 million, or 33.7% of net sales, compared to $9.9 million, or 30.4% of net sales, in the same quarter last year.

Jack Ehren, President and Chief Executive Officer, commented, “As a result of the low annual net sales and related margins for fiscal 2015, overall annual operating results were below expectations. Although operating expenses increased during the fourth quarter, primarily related to the introduction and beta testing of the Veryx platform, operating expenses for the fiscal year declined significantly in all functional areas, compared to the prior year. This decrease demonstrates management’s commitment to establishing a scalable infrastructure for future growth, and maintaining a healthy financial position and a strong, stable balance sheet.”

Orders and Backlog
Orders received for the fiscal year ended September 30, 2015 were $114.8 million, compared to $110.5 million in fiscal 2014. New orders received during the fiscal 2015 fourth quarter were $30.6 million, compared to $24.0 million in the same period last year. As of September 30, 2015, the Company's backlog was $30.7 million, compared to $18.1 million at September 30, 2014.

Ehren further commented, “Growing our business in the EMEIA region has been a major focus for Key over the past two years. In this region, for the second consecutive year, we achieved record annual orders in euros compared to the prior year, and for fiscal 2015, EMEIA orders increased 32% in euros over the previous fiscal year. Our strong orders in the fourth quarter were also favorably affected by orders in our EMEIA region.”

Major New Platform Introduction
As previously announced on September 28, Key introduced its new sorting platform, Veryx™, at Pack Expo in Las Vegas, Nevada. Veryx is the result of a concentrated, two-year development effort and a significant investment by the company to bring leading technology solutions to the market.

Ehren stated, “A primary component of our overall strategic plan has been to invest in the development and introduction of new, innovative platforms and solutions. Veryx brings revolutionary innovation to our customers, renews Key’s technology leadership position, and redefines digital sorting with a new standard of performance. We are encouraged by the enthusiastic responses of our customers to the value the Veryx platform offers them, and we are excited about our potential to leverage these new developments to increase our market share in our core and high-potential adjacent markets.”

Conclusion
Ehren concluded, “For the last few years, we have been driving foundational changes within Key that are reshaping our culture, our approach to technology leadership, our customer relationships globally, and our overall ways of doing business. We remain confident in our long-term strategic direction, and believe that our potential to leverage the investments we are making will position Key for sustainable long-term growth and profitability as well as create long-term shareholder value.”

Conference Call
The Company's conference call related to the fiscal 2015 year-end and fourth quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, November 12, 2015.

To access the audio webcast:

Phone -	Q&A participation:
Toll-Free: 877-341-5668
International: 224-357-2205
Internet - Audio webcast:
Key Technology FY2015 Yr-end and Q4 Conference Call
Replay - Available through Thursday, November 26, 2015
Audio replay:
Key Technology FY2015 Yr-end and Q4 Conference Call

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; certain financial and restrictive covenants contained in our loan agreements that may adversely affect us; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact Information:
Jeff Siegal
Senior Vice President and Chief Financial Officer
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362 USA
Tel: 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Year Ended September 30,		Three Months Ended September 30,
	2015	2014	2015	2014

Net sales	$102,925	$118,258	$30,443	$32,643
Cost of sales	74,111	83,961	22,048	22,930
Gross profit	28,814	34,297	8,395	9,713
Operating expenses:
Sales and marketing	17,037	18,721	4,694	4,172
Research and development	9,560	11,564	3,006	2,723
General and administrative	8,104	10,286	2,192	2,587
Amortization of intangibles	1,484	1,738	357	426
Total operating expenses	36,185	42,309	10,249	9,908
Gain on disposition of assets	13	7	2	5
Loss from operations	(7,358)	(8,005)	(1,852)	(190)
Other income (expense)	(621)	(242)	(393)	9
Loss before income taxes	(7,979)	(8,247)	(2,245)	(181)
Income tax benefit	(2,960)	(2,834)	(705)	(93)
Net loss	$(5,019)	$(5,413)	$(1,540)	$(88)
Net loss per share
- basic	$(0.80)	$(0.86)	$(0.24)	$(0.01)
- diluted	$(0.80)	$(0.86)	$(0.24)	$(0.01)

Shares used in per share calculation - basic	6,295	6,295	6,356	6,305
Shares used in per share calculation - diluted	6,295	6,295	6,356	6,305

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	September 30, 2015	September 30, 2014

Cash and cash equivalents	$7,726	$9,741
Trade accounts receivable, net	14,836	12,557
Inventories	31,297	26,673
Total current assets	61,939	59,993
Property, plant and equipment, net	14,799	16,652
Goodwill	10,223	11,222
Intangible assets, net	6,221	8,656
Total assets	97,546	98,345
Total current liabilities, including current portion of long-term debt	27,108	21,790
Long-term debt	5,149	4,733
Shareholders' equity	$62,737	$68,168

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